Exhibit 10.3

Amendment No. 1 to Sponsored Research Agreement

This Amendment No. 1 (“Amendment No. 1”) is entered into effective August 27, 2019 (“Amendment Date”) and amends the Sponsored Research Agreement effective August 12, 2019 (the “Agreement”) between Temple University – Of The Commonwealth System of Higher Education (“University”) and Renovacor Inc., (“Sponsor”). University and Sponsor are referred to herein collectively as “Parties” or individually as “Party”.

WHEREAS, the Parties wish to correct a typographical error in Article 5.1 of the Agreement to align the terms of the Agreement and the project intended budget set forth in Appendix B to the Agreement; and

WHEREAS, Article 18.3 of the Agreement provides that the Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each Party.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and such other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Article 5.1 of the Agreement is hereby amended to read in full as follows:

“5.1 Total cost to Sponsor shall not exceed what is stated in Appendix B. Payments shall be made by Sponsor according to the schedule set forth in Appendix B. Prior to the commencement of each funding period, Sponsor shall pay University the amount budgeted for such period according to Appendix B. If in any period, actual expenditures by University exceed the amount set forth in Appendix B for the period, the overrun will be carried forward for the next period and paid for from the next payment. If in any period actual expenditures are less than the amount set forth in Appendix B for the period, the underrun may be applied to the expenses of the subsequent period(s) by University but shall not reduce the amount due University from Sponsor for the subsequent period(s). Subject to the provisions of Article 11.3, upon termination of this Agreement or the Project prior to expiration of the term, University shall return to Sponsor any amounts paid to University by Sponsor which exceed University’s actual expenses for the Project where such amounts cannot be applied to a subsequent quarter as provided above.”

2.	Appendix B to the Agreement is hereby amended to read in full as set forth in Attachment 1 hereto.

3.

Except as expressly amended by this Amendment No. 1, all of the terms and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment No. 1.

4.	Capitalized terms used in the Amendment No. 1 and not defined herein shall have the same meaning as set forth in the Agreement. This Amendment No. 1 may be executed in counterparts.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Amendment No. 1 as of the dates set forth below intending it to take effect as of the Amendment Date.

TEMPLE UNIVERSITY — OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION	RENOVACOR, INC.

/s/ Jaison Kurichi Jaison Kurichi	/s/ Magdalene Cook Magdalene Cook
Associate Vice President for Budget	Chief Executive Officer
Date Sep 27, 2019	Date September 23, 2019

Attachment 1

APPENDIX B

PROJECT BUDGET

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